Exhibit 16.1

• Ernst & Young LLP 5 Houston Center Suite 1200 1401 McKinney Street Houston, Texas 77010-4035	• Phone: (713) 750-1500 Fax: (713) 750-1501 www.ey.com

July 29, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 26, 2004 of Seitel, Inc. and are in agreement with the statements contained in the first seven paragraphs in Item 4. We have no basis to agree or disagree with the final two paragraphs of Item 4 or with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young